EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
May 15, 2014
USEC Reports First Quarter 2014 Results

•	Net loss of $50.8 million primarily due to non-production costs at Paducah GDP

•	American Centrifuge demonstration & operations continue in Ohio and Tennessee

•	Chapter 11 process continues; Company anticipates emerging this summer

•
BETHESDA, Md. - USEC Inc. (NYSE:USU) today reported a net loss of $50.8 million for the quarter ended March 31, 2014, compared to a net loss of $2.0 million for the first quarter of 2013.
The financial results for the first quarter of 2014 reflect a reduction in separative work unit (SWU) revenue compared to the same period in 2013 following the cessation of enrichment at the Paducah Gaseous Diffusion Plant (GDP) in the second quarter of 2013. The net loss was primarily driven by non-production expenses of $34.9 million related to transition activities at the Paducah GDP as USEC prepares the facility for return to the Department of Energy (DOE) later this year. Other factors affecting financial results for the quarter were lower SWU sales volume and expenses for our reorganization efforts, workforce reductions, advisory costs and USEC’s share of costs under the 2012 Cooperative Agreement for research, development and demonstration of the American Centrifuge technology. The Cooperative Agreement expired by its terms on April 30, 2014. Results in the first quarter of 2013 benefited from the sale of a USEC subsidiary, NAC International.
“We successfully achieved or exceeded all of the technical milestones and performance indicators under the Cooperative Agreement. I am pleased to report this was accomplished on or ahead of schedule, and on or under budget,” said John K. Welch, USEC president and chief executive officer. “These activities reduced the technical risks and improved the future prospects for deployment of the American Centrifuge technology.
“On May 1, we signed an agreement with Oak Ridge National Laboratory (ORNL) to continue cascade operations in Piketon, Ohio and core American Centrifuge research and technology activities through the end of the federal fiscal year, September 30, 2014,” Welch said. “Under the American Centrifuge Technology Demonstration and Operations Agreement, or ACTDO Agreement, USEC is maintaining the American Centrifuge technology capability as a subcontractor to ORNL. The agreement calls for fixed-cost funding of approximately $33.7 million for the remainder of this fiscal year, with an option for two, six-month extensions.
“ORNL has been involved with America’s centrifuge technology for many years, and the new agreement builds on our cooperative research and development relationship. Our goal is to preserve a reliable and economic domestic uranium enrichment capability for national security while laying the groundwork for future private sector deployment for commercial purposes,” Welch concluded.

Revenue
Revenue for the first quarter of 2014 was $148.6 million, a decrease of $171.8 million or 54 percent compared to the same quarter of 2013. The volume of SWU sales decreased 49 percent in the quarter reflecting the variability in timing of utility customer orders and the expected decline in SWU deliveries in 2014 compared to 2013. The average price billed to customers for sales of SWU declined 4 percent reflecting the mix of the particular contracts under which SWU were sold during the periods.
Cost of Sales and Gross Profit Margin
Cost of sales for the quarter ended March 31, 2014, was $169.5 million, a decrease of $137.6 million or 45 percent, compared to the corresponding period in 2013 due to lower SWU sales volume, partially offset by higher non-production expenses.
Cost of sales per SWU, excluding non-production expenses, declined 6 percent in the three months ended March 31, 2014, compared to the corresponding period in 2013. Approximately two-thirds of our sales in the first quarter of 2014 were derived from previously deferred sales, whereby customers made advance payments to be applied against future deliveries. The unit cost per SWU for these sales reflects the average inventory cost when the customer took title to the SWU. These costs were accumulated in deferred costs and are now recognized as cost of sales as the SWU is delivered. Cost of sales for SWU reflects monthly moving average inventory costs based on historic production and purchase costs.
As we accelerated the expected productive life of plant assets and ceased enrichment at the Paducah GDP in May 2013, we have incurred a number of expenses unrelated to production that have been charged directly to cost of sales. Non-production expenses totaled $34.9 million in the three months ended March 31, 2014, and $5.8 million in the corresponding period in 2013.
Gross profit declined $34.2 million in the three months ended March 31, 2014, compared to the corresponding period in 2013. Our margin was (14.1 percent) in the three months ended March 31, 2014 compared to 4.2 percent in the corresponding period in 2013, primarily due to increases in non-production expenses and lower SWU sales volume discussed above.
Advanced Technology, Special Charges and Other Income
Advanced technology costs were $33.3 million in the three months ended March 31, 2014, a decrease of $26.0 million compared to the corresponding period in 2013, reflecting a decrease in development activity under the Cooperative Agreement. Costs in the corresponding period in 2013 included construction of our American Centrifuge commercial demonstration cascade, which was completed in April 2013.
DOE and USEC provided cost-sharing support for American Centrifuge activities under the Cooperative Agreement that expired April 30, 2014. DOE’s share of 80 percent of qualifying American Centrifuge expenditures is recognized as other income. USEC reported $26.2 million in other income during the first quarter, which was primarily payment for DOE’s share of qualifying expenditures.
Selling, general and administrative expenses in the first quarter were $11.7 million, a decrease of $1.2 million over the same period in 2013, reflecting a decrease in salaries and other compensation costs resulting from reduced staffing levels.
Beginning in the first quarter of 2014, expenses, gains and losses directly associated with our reorganization are reported as Reorganization Items, Net. Costs for advisors related to our bankruptcy filing totaled $7.2 million in three months ended March 31, 2014. For debt that is subject to compromise, associated deferred financing costs are expensed so that the net carrying amount of the debt equals the amount of the allowed claim. Previously deferred financing costs of $1.2 million related to our convertible senior notes were expensed in three months ended March 31, 2014.
On March 15, 2013, USEC sold its NAC subsidiary to a subsidiary of Hitachi Zosen Corporation. Results of NAC operations through the date of divestiture, including our gain on the sale of $35.6 million, are presented under net income from discontinued operations for the three months ended March 31, 2013.
Cash Flow
At March 31, 2014, USEC had a cash balance of $85.1 million compared to $314.2 million at December 31, 2013, and $71.9 million at March 31, 2013. Cash flow used by operations in the first quarter of 2014 was $229.7 million, compared to cash flow used by operations of $175.3 million in the previous year’s period. Inventories declined $53.6 million in the three-month period due to monetization of inventory purchased or produced in prior periods. Payment of the Russian Contract payables balance of $340.7 million for deliveries in prior periods was a significant use of cash flow in the three months ended March 31, 2014.
2014 Outlook Update
USEC is going through a period of transition during 2014 and we are:

•
Taking steps to strengthen our financial structure by addressing balance sheet issues through a Chapter 11 filing with the U.S. Bankruptcy Court so that we can emerge as a stronger sponsor of the American Centrifuge project;

•	Completing the Cooperative Agreement and any transition activities, and beginning work under the ACTDO Agreement; and

•	Preparing for the transition of the Paducah site, and appropriately reducing the size of our corporate organization.

Given the uncertainties of these transitions and the uncertain and incremental nature of federal funding for work under the ACTDO Agreement, our guidance for USEC financial results and metrics for 2014 will be limited.
Our ability to continue as a going concern is contingent upon the bankruptcy court’s approval of our proposed reorganization plan and our ability to successfully implement the proposed reorganization plan, among other factors. As a result of the bankruptcy filing, the realization of assets and the satisfaction of liabilities are subject to uncertainty. While operating as a debtor-in-possession under Chapter 11, USEC Inc. may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the bankruptcy court or as otherwise permitted in the ordinary course of business (and subject to restrictions contained in the Debtor-In-Possession Credit Facility provided by United States Enrichment Corporation, USEC Inc.’s subsidiary) for amounts other than those reflected in the accompanying consolidated condensed financial statements. Further, our reorganization could materially change the amounts and classifications of assets and liabilities reported in the consolidated condensed financial statements.
In 2013, uranium enrichment ceased at the Paducah plant and the 20-year Megatons to Megawatts program successfully concluded. During a five-year period from 2008 to 2012, our average sales volume was approximately 11 million SWU annually. In 2013, our sales volume declined to a level that was approximately 70 percent from that average. In 2014, we expect our sales volume to decline to a level that is approximately 30 percent of that historic average with our sources of supply consisting of LEU from existing inventory, purchases from Russia under the Russian Supply Agreement and potential other suppliers. We expect our sales volume going forward to be at levels consistent with our reduced sources of supply.
Additional Information

USEC plans to file its quarterly report on Form 10-Q with the Securities and Exchange Commission today. This report will be available in the Investor Relations section of the USEC website, www.usec.com. During the period its case is pending in Bankruptcy Court, USEC will not hold quarterly telephonic conference calls with investors.
USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.
###
Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to USEC Inc.'s “pre-arranged” case under Chapter 11 of the bankruptcy code including risks related to obtaining approval and confirmation of USEC Inc.’s plan of reorganization, the impact of any delay or inability in obtaining such confirmation, the impact of a potential de-listing of our common stock on the NYSE, and the impact of our restructuring on the holders of our common stock, preferred stock and convertible notes; risks related to the ongoing transition of our business, including the impact of our ceasing enrichment at the Paducah gaseous diffusion plant and uncertainty regarding our ability to deploy the American Centrifuge project; uncertainty regarding funding for the American Centrifuge project and the potential for a demobilization or termination of the American Centrifuge project if additional government funding is not provided during the term of the agreement with UT-Battelle, LLC, the management and operating contractor for the Oak Ridge National Laboratory ("ORNL") for continued research, development and demonstration of the American Centrifuge technology (the "ACTDO Agreement"), including for any option periods, or upon completion of such agreement; risks related to our ability to perform the work required under the ACTDO Agreement at a cost that does not exceed the firm fixed funding provided thereunder; the impact of actions we have taken or may take (including as a result of the reduction in scope of work under the ACTDO Agreement) to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, impacts to cost and schedule and the ability to remobilize for commercial deployment of the American Centrifuge plant, impacts on our liquidity as a result of demobilization or termination liabilities, and potential impacts on our proposed plan of reorganization; risks related to the underfunding of our defined benefit pension plans and potential actions the Pension Benefit Guarantee Corporation could pursue in connection with ceasing enrichment at the gaseous diffusion plants or with any demobilization or termination of the American Centrifuge project; the impact of uncertainty regarding our ability to continue as a going concern on our liquidity and prospects; our ability to reach an agreement with the U.S. Department of Energy (“DOE”) regarding the transition of the Paducah gaseous diffusion plant and uncertainties regarding the transition costs and other impacts of USEC ceasing enrichment at the Paducah gaseous diffusion plant and returning the plant to DOE; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); the impact of enrichment market conditions, increased project costs and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and/or other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof; the dependency of government funding or other government support for the American Centrifuge project on Congressional appropriations or on actions by DOE or Congress; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of our role as a subcontractor to ORNL or as a result of the need to raise additional capital to finance the project in the future; the potential for DOE to seek to terminate or exercise its remedies under the 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding or support, including loan guarantees; risks related to our ability to manage our liquidity without a credit facility; our dependence on deliveries of LEU from Russia under a commercial supply agreement (the “Russian Supply Agreement”) with a Russian government entity known as Techsnabexport (“TENEX”) and limitations on our ability to import the Russian LEU we buy under the Russian Supply Agreement into the United States and other countries; risks related to actions that may be taken by the U.S. Government, the Russian Government or other governments that could affect our ability or the ability of TENEX to perform the Russian Supply Agreement, including the imposition of sanctions, restrictions or other requirements; risks related to our ability to sell the LEU we procure under our fixed purchase obligations under the Russian Supply Agreement; the decrease or elimination of duties charged on imports of foreign-produced LEU; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by USEC under the Contracts Dispute Act; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; the timing of recognition of previously deferred revenue; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013 , and quarterly reports on Form 10-Q, which are available at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. Readers are urged to carefully review and consider the various disclosures made in this report and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399

USEC Inc.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(millions, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenue:
Separative work units	$145.6	$290.2
Uranium	—	27.6
Contract services	3.0	2.6
Total revenue	148.6	320.4
Cost of Sales:
Separative work units and uranium	165.3	303.8
Contract services	4.2	3.3
Total cost of sales	169.5	307.1
Gross profit (loss)	(20.9)	13.3
Advanced technology costs	33.3	59.3
Selling, general and administrative	11.7	12.9
Special charges (credit) for workforce reductions and advisory costs	(0.5)	2.4
Other (income)	(26.2)	(47.6)
Operating (loss)	(39.2)	(13.7)
Interest expense	4.6	13.3
Interest (income)	(0.4)	(0.3)
Reorganization items, net	8.4	—
(Loss) from continuing operations before income taxes	(51.8)	(26.7)
Provision (benefit) for income taxes	(1.0)	(3.0)
Net (loss) from continuing operations	(50.8)	(23.7)
Net income from discontinued operations	—	21.7
Net (loss)	$(50.8)	$(2.0)

Net income (loss) per share:
Net (loss) from continuing operations per share – basic and diluted	$(10.37)	$(4.84)
Net (loss) per share – basic and diluted	$(10.37)	$(0.41)
Weighted-average number of shares outstanding – basic and diluted	4.9	4.9

USEC Inc.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(millions)

	March 31, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$85.1	$314.2
Accounts receivable, net	38.0	163.0
Inventories	571.7	967.6
Deferred costs associated with deferred revenue	80.9	165.5
Other current assets	20.0	21.7
Total current assets	795.7	1,632.0
Property, plant and equipment, net	5.2	7.9
Deposits for surety bonds	39.2	39.8
Other long-term assets	25.8	25.8
Total Assets	$865.9	$1,705.5

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$94.3	$114.5
Payables under Russian Contract	—	340.7
Inventories owed to customers and suppliers	157.4	499.7
Deferred revenue	105.6	195.9
Convertible senior notes	—	530.0
Convertible preferred stock	—	113.9
Total current liabilities	357.3	1,794.7
Postretirement health and life benefit obligations	198.0	195.0
Pension benefit liabilities	113.8	121.2
Other long-term liabilities	51.7	52.8
Liabilities subject to compromise	653.6	—
Total Liabilities	1,374.4	2,163.7
Stockholders’ Equity (Deficit)	(508.5)	(458.2)
Total Liabilities and Stockholders’ Equity (Deficit)	$865.9	$1,705.5

USEC Inc.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(millions)

	Three Months Ended March 31,
	2014	2013
Cash Flows from Operating Activities
Net (loss)	$(50.8)	$(2.0)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation and amortization	2.8	9.4
Reorganization items, non-cash	1.6	—
Deferred income taxes	—	(2.6)
Convertible preferred stock dividends payable-in-kind	—	3.2
Gain on sale of subsidiary	—	(35.6)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	125.0	(15.1)
Inventories, net – decrease	53.6	57.1
Payables under Russian Contract – (decrease)	(340.7)	(209.8)
Deferred revenue, net of deferred costs – increase (decrease)	(5.7)	41.9
Accounts payable and other liabilities – (decrease)	(16.3)	(3.4)
Restricted cash – (increase)	—	(15.1)
Other, net	0.8	(3.3)
Net Cash (Used in) Operating Activities	(229.7)	(175.3)

Cash Flows Provided by Investing Activities
Deposits for surety bonds - net (increase) decrease	0.6	(0.3)
Proceeds from sale of subsidiary	—	39.9
Net Cash Provided by Investing Activities	0.6	39.6

Cash Flows Used in Financing Activities
Repayment of credit facility term loan	—	(83.2)
Payments for deferred financing costs	—	(2.0)
Common stock issued (purchased), net	—	(0.1)
Net Cash (Used in) Financing Activities	—	(85.3)
Net (Decrease)	(229.1)	(221.0)
Cash and Cash Equivalents at Beginning of Period	314.2	292.9
Cash and Cash Equivalents at End of Period	$85.1	$71.9
Supplemental Cash Flow Information:
Interest paid	$—	$3.2
Income taxes paid, net of refunds	—	0.4